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                                                               EXHIBIT 6(1)(ii)

                              EMPLOYMENT AGREEMENT

     This Agreement, made October 1, 1996, by and between Global Election Systems, Inc. (Canada & USA) hereinafter "Global", and Clinton E. Rickards, hereinafter "Employee."

     1. SERVICES.

     Global hereby retains Employee as Director of Marketing for Canada and Director of Investor Relations for Canada and the United States. Employee agrees to perform and provide such services upon the terms and conditions contained in this Agreement.

     2. TERM.

     The initial term of this Agreement is for two years commencing upon the date first written above and ending 730 days thereafter.

     3. REMUNERATION.

        A. Employee shall be paid the sum of $100,000 (US) per year in twelve equal monthly installments, payable on the last business day of each month.

        B. Employee shall also receive a commission of three percent (3%) on all sales made within Canada. The employee will distribute as he sees fit to the value of Canadian Sureties.

        C. Employee shall also receive one percent (1%) of the net profits before taxes for all sales (excluding those in Canada) of Global during the term of this Agreement.

     4. REIMBURSEMENT OF EXPENSES.

     Employee shall be reimbursed for the following, provided he first furnishes statements and vouchers for all such expenses to Global:

        A. all reasonable travelling and other out-of-pocket expenses actually and properly incurred by Employee in connection with his duties hereunder;

        B. all medical and dental expenses which are expenses covered by the medical and dental plan or plans of Global incurred by Employee for himself or for his spouse or children.

     5. AUTHORITY.

     Employee shall have such authority as shall be given to him by the President of Global, from time to time. Without limiting the generality of the foregoing, Employee shall have the

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authority to enter into contracts, engagements or commitments of a kind entered into in the ordinary course of business.

     6.  DUTIES.

         Employee will:

         A. perform and conform to all lawful instructions and direction given by the President from time to time;

         B.  devote his full time to the business and affairs of Global; and

         C. use his best efforts to promote and sell Global products and services.

     7.  CONFIDENTIALITY.

         Employee shall not, during the term of this Agreement or at any time thereafter, use for his own purposes or for any purposes other than those of Global any intellectual property or knowledge or confidential information of any kind whatsoever which he may acquire in relation to Global's business or the business of any of its subsidiaries, and such shall be and remain the property of Global and of its subsidiaries, as the case may be.

     8.  NON-COMPETITION.

         Employee shall not, without the prior written consent of Global, during the term of this Agreement and during the two-year period immediately following the termination of this Agreement, should he initiate the termination of this Agreement, or the one-year period following this Agreement, if Global should initiate the termination of this Agreement, within those areas of the world in which Global or any of its subsidiaries or its successors or assigns ("Global Group") is doing business at the time of such termination, either directly or indirectly, either alone or with others, and either individually or as a partner, shareholder, agent, manager, owner, advisor or financial backer of any person, persons, firm, association, venture, entity or corporation of any kind whatsoever;


         A. canvass, solicit or accept orders for any product or service or both which is or has been developed, manufactured, produced, provided, marketed, distributed or otherwise dealt in by the Global Group from any person, firm or company which is at the time of such termination, or has been at any time within the eighteen-month period ending on the date of such termination, a customer of any company in the Global Group or a prospective customer of any company in the Global Group; or


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          B.   divert or attempt to divert any business of, or any customers of, the Global Group to any other competitive establishment, by direct or indirect inducement or otherwise.

     9.   TERMINATION FOR CAUSE.

          Notwithstanding any other provision of this Agreement, if three-quarters of the Directors determine that Employee is guilty of misconduct that would constitute just cause for dismissal, Global may give Employee three months notice in writing of its intention to terminate this Agreement, and on the expiration of such period, this Agreement shall be wholly terminated. Such three months notice may expire on any day of the month, and any remuneration payable hereunder shall be proportioned to the date of such termination. For purposes of this Agreement, the term "cause" shall mean a reasonable determination by vote of three-quarters of the members of the Board of Directors then holding office (other than Employee if he is then a director) that one on the following conditions exists or one of the following events has occurred:

          A. the unjustified refusal by Employee to perform such services as may reasonably be delegated or assigned to him, consistent with his position, by the Chairman of the Board or President; or

          B. the willful misconduct or gross negligence of Employee in connection with the performance of his duties hereunder; or

          C. the breach by Employee of any provision of Sections 6, 7 or 8 of this Agreement; or

     10.  TERMINATION FOR NO CAUSE.

          Either party may terminate this Agreement at any time upon giving six
(6) months written notice.

     11.  INUREMENT.

          This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns. This Agreement may not be assigned by either party hereto without the prior express written consent of the other party.

     12.  ENTIRE AGREEMENT.

          This Agreement constitutes the entire agreement between the parties hereto relating to the subject matter hereof and may not be amended, waived or discharged except by an instrument in writing executed by the party against whom enforcement of such



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amendment, waiver or discharge is sought, and this Agreement supersedes all prior agreements between the parties.

     13.  FURTHER ACTS.

          Each of the parties hereto hereby covenants and agrees to execute such further and other documents and instruments and do such further acts and other things as may be necessary to implement and carry out the intent of this Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     14.  NOTICES.

          All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed by postage prepaid double registered mail to the addresses noted below or to such other address as may be given in writing, and shall be deemed to have been received, if delivered, on the date of delivery and if mailed as aforesaid, then on the fifth business day following the posting thereof.

Global Election Systems, Inc.
(Canada & USA)



By:  /s/ HOWARD T. VAN PELT                    /s/ CLINTON E. RICKARDS
   ------------------------------             -------------------------------
   Howard T. Van Pelt, President              Clinton E. Rickards
   Global Election Systems, Inc.              13961 32 Avenue
   5605 Uptown Blvd NE Suite 330              Surray, BC
   Albuquerque, NM  87110                     Canada V4P 232





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                         GLOBAL ELECTION SYSTEMS, INC.
                                1611 Wilmeth Rd.
                             McKinney, Texas 75069
                              Phone: 972-542-6000
                               Fax: 972-542-6044


                                   Fax Cover


          To:       Louise Peterson

          Fax:      505-872-0900

          Date:     May 29, 1998

          From:     Susan Martin

          Pages:    5 including cover

          Re:       Rickards agreement